UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2008

CENTURY CASINOS, INC.
(Exact Name of Registrant as specified in its charter)

Delaware	0-22290	84-1271317
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification Number)

2860 South Circle Drive, Suite 350, Colorado Springs, CO	80906
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	719-527-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 19, 2008, Century Casinos, Inc.’s (“CCI”) subsidiary Century Resorts Limited (“CRL”) entered into an agreement to sell all of the outstanding shares of Century Casinos Africa (Pty) Limited (“CCA”), for a gross selling price of ZAR 460.0 million (approximately $48 million). CCA owns and operates The Caledon Hotel, Spa & Casino near Cape Town, South Africa (the “Caledon”), as well as 60% of, and provides technical casino services to, Century Casino Newcastle, in Newcastle, South Africa. CCA generated approximately 32% of CCI’s net operating revenue for the eleven months ended November 30, 2008.

Net proceeds from the transaction are expected to be approximately ZAR 357.3 million (approximately $37 million) and are payable at closing. Net proceeds are calculated as follows:

(approximate, in thousands)	in Rands	exchange rate*	in USD
Gross Proceeds	ZAR 460,000	9.5339	$48,249
Third Party Debt - Caledon	(27,000)	9.5339	(2,832)
Third Party Debt - Newcastle	(28,000)	9.5339	(2,937)
Agreed Purchase Price Reduction	(47,700)	9.5339	(5,003)
Net Proceeds	ZAR 357,300		$37,477
* Assumed based on exchange rate on December 18, 2008

At closing, if the Accounting Date NAV (capitalized terms have the meanings ascribed to them in the Sale of Shares Agreement) exceeds the December NAV, the Purchaser will pay to the Seller an amount equal to the excess up to a maximum of ZAR 10.0 million (approximately $1.0 million). If the December NAV exceeds the Accounting Date NAV, the Seller will reimburse to the Purchaser an amount equal to the shortfall.

The purchaser of CCA is Tsogo Sun Gaming (Pty) Limited, a wholly owned subsidiary of Tsogo Sun Holdings (Pty) Limited, which is a subsidiary of Hosken Consolidated Investments Limited (HCI), listed on the Johannesburg Stock Exchange, and SAB Miller, listed on the London Stock Exchange. Tsogo Sun Gaming is a prominent casino and hotel resort owner in Southern Africa with five casinos and a portfolio of 82 hotels in eight countries.

The closing of the transaction is subject to customary conditions including, but not limited to, approvals by the Western Cape Gambling and Racing Board (for the sale of the Caledon), the Kwa-Zulu Natal Gambling Board (for the sale of Century Casino Newcastle) and other regulatory approvals. Should the transaction be approved by all regulatory agencies prior to the approval of the Western Cape Gambling and Racing Board, the parties have the option to enter into a separate agreement whereby CCA will sell all of its shares held in Century Casino Newcastle to Tsogo Sun Gaming (Pty) Limited for ZAR 125.0 million (ZAR 95.0 million (approximately $10.0 million), net of adjustments). When approval is subsequently obtained from the Western Cape Gambling and Racing Board for the sale of the Caledon, the purchase price will be reduced by this amount.

Item 9.01 Financial Statements and Exhibits.
(c) Exhibits
2.1	Sale of Shares Agreement, entered into as of December 19, 2008, by and between Century Resorts Limited, Tsogo Sun Gaming (Pty) Ltd. and Century Casinos Africa (Pty) Ltd.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Century Casinos, Inc.
(Registrant)

Date: December 24, 2008	By : /s/ Ray Sienko
Ray Sienko
Chief Accounting Officer